Exhibit 23.3
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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants of Canal +, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated as of December 11, 2000 filed by Vivendi Universal in connection with the "Vivendi 10 Stock Option Plan," of (i) our report dated March 8, 2000 (except with respect to matters discussed in Note IX as to which the date is October 27, 2000), relating to the consolidated balance sheet of Canal + and its subsidiaries as of December 31, 1999 and the related consolidated statements of income for the year then ended and the information relating to accounting principles generally accepted in the United States appearing in Note IX and (ii) our report dated March 8, 2000 relating to the consolidated balance sheet of Canal + and its subsidiaries as of December 31, 1998 and the related consolidated statements of income for each of the years in the two year period ended December 31, 1998, included in the prospectus filed on November 2, 2000 with the United States Securities Exchange Commission by Vivendi Universal pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

                                  Paris, France
                                December 11, 2000







RSM Salustro Reydel                                       Barbier Frinault & Cie
                                                A member firm of Arthur Andersen